Exhibit 5.1

55 East Monroe Street Suite 4200 Chicago, Illinois 60603 (312) 346-8000 fax (312) 269-8869 www.seyfarth.com
February 28, 2006
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, MD 20814
Gentlemen:
Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by India Globalization Capital, Inc. (“Company”), a Maryland corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) 9,830,000 Units, with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and two warrants, each to purchase one share of the Company’s Common Stock (the “Warrants”), (ii) up to 1,474,500 Units which the underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) 500,000 Units which the underwriters will have the right to purchase pursuant to a purchase option, (iv) all shares of Common Stock and all Warrants issued as part of the Units, and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units.
     We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
     Based upon the foregoing, we are of the opinion that:
     1.      All of the Units, the Warrants and the Common Stock referred to in the first paragraph hereof, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.
     2.      The Warrants, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification

India Globalization Capital, Inc.
February 28, 2006

provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.
     We are opining solely on applicable statutory provisions of Maryland corporate law, including the rules and regulations underlying those provisions, applicable provisions of the Maryland Constitution and applicable judicial and regulatory determinations. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Seyfarth Shaw LLP

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